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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


Dimensional Visions Group, Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST, That at a meeting of the Board of Directors of Dimensional Visions Group, Ltd., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                           RESOLVED, That the Certificate of Incorporation of
                  this corporation be amended by change the Fourth Article thereof so that, as amended said Article shall be and read as follows:
                            The total number of shares of stock which the
                  corporation shall have authority to issue is One Hundred and Ten Million (110,000,000), consisting of Ten Million (10,000,000) shares of Preferred Stock, all of the par value of ($.001), and One Hundred Million (100,000,000) shares of Common Stock, all of a par value of ($.001).

         SECOND, That thereafter, pursuant to resolution of its Board of Directors, an Annual Meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD, That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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         IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Steven M. Peck, its President and Chief Executive Officer, this 20th day of March, 1996.

                                    DIMENSIONAL VISIONS GROUP, LTD.

                                    By /s/  Steven M. Peck
                                       ----------------------------------------
                                            Steven M. Peck, President
                                            and Chief Executive Officer